                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                              IPL Systems, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 4498 13 104
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages

SEC 1745 (10-85)

CUSIP NO.                     13G                      PAGE 2 OF 4 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen J. Ippolito
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /                           N/A
--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              926,412
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               0
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               926,412
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           0
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      926,412
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      N/A
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      16.3%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 3 of 4 Pages

Item 1:     (a)    Name of Issuer:
                   IPL Systems, Inc.

            (b)    Address of Issuer's Principal Executive Offices:
                   124 Acton Street
                   Maynard, MA 01754

Item 2:     (a)    Name of Person Filing:
                   Stephen J. Ippolito

            (b)    Address of Principal Business Office or, if none, Residence:
                   IPL Systems, Inc.
                   124 Acton Street
                   Maynard, MA  01754

            (c)    Citizenship:
                   U.S.

            (d)    Title of Class of Securities:
                   Class A Common Stock, $0.01 par value

            (e)    CUSIP Number:
                   4498 13 104

Item 3:
Item 4:     (a)    Amount Beneficially Owned:
                   As of December 31, 1996, Mr. Ippolito beneficially owned
                   926,412 shares of IPL Class A Common Stock, which includes
                   35,000 shares which may be acquired upon the exercise of
                   options held by him.  The remaining 891,412 shares were
                   acquired by Mr. Ippolito before IPL was registered under
                   the Securities Exchange Act of 1934.

            (b)    Percent of Class:
                   16.3%

            (c)    Number of shares as to which such person has:
                   (i)   Sole power to vote or direct the vote: 926,412 shares
                   (ii)  Shared power to vote or direct the vote: 0 shares
                   (iii) Sole power to dispose or to direct the disposition:
                         926,412 shares
                   (iv)  Shared power to dispose or to direct the disposition:
                         0 shares


SCHEDULE 13G                                                   Page 4 of 4 Pages

Item 5:            Ownership of Five Percent or Less of a Class:
                   N/A

Item 6:            Ownership of More than Five Percent on Behalf of Another Person:
                   N/A

Item 7:            Identification and Classification of the Subsidiary Which Acquired
                   the Security Being Reported on By the Parent Holding Company:
                   N/A

Item 8:            Identification and Classification of Members of the Group:
                   N/A

Item 9:            Notice of Dissolution of Group:
                   N/A
Item 10:           Certification:
                   N/A

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1997




By: /s/ Stephen J. Ippolito
---------------------------